Exhibit 99

August 9, 2019	Contact: Roger Schrum
+843-339-6018
roger.schrum@sonoco.com

Sonoco Completes Acquisition of Corenso Holdings America

HARTSVILLE, S.C., U.S. – Sonoco (NYSE: SON), one of the most sustainable, diversified global packaging companies, today announced it completed the acquisition of Corenso Holdings America, Inc. from a company owned by investment funds advised by Madison Dearborn Partners, LLC, and management for $110 million in cash.

Corenso Holdings America (CHA) is a leading U.S. manufacturer of uncoated recycled paperboard (URB) and high-performance cores used in the paper, packaging films, tape, and specialty industries. CHA produced net sales of approximately $75 million in 2018 and operates a 108,000-ton per year uncoated recycled paperboard mill in Wisconsin Rapids, Wis., as well as two core converting facilities in Wisconsin Rapids and Richmond, Va., which combined employ approximately 175 associates.

According to Rob Tiede, Sonoco President and Chief Executive Officer, “We are extremely pleased to welcome Corenso Holdings America associates to Sonoco. This transaction creates a long-term opportunity for Sonoco as CHA operates a best-in-class uncoated recycled paperboard mill that is capable of producing a wide variety of coreboard grades, in addition to providing attractive core converting assets and long-term partnerships with customers.”

The acquisition of Corenso Holdings America is expected to be modestly accretive to Sonoco’s earnings in 2019 and there are no expected planned changes in operating leadership and customer relationships. Sonoco funded the transaction using available cash and short-term borrowings. CHA’s financial results will be reported within Sonoco’s Paper/Industrial Converted Products segment.

About Sonoco Founded in 1899, Sonoco (NYSE: SON) is a global provider of a variety of consumer packaging, industrial products, protective packaging, and displays and packaging supply chain services. With annualized net sales of approximately $5.4 billion, the Company has 23,000 employees working in approximately 300 operations in 36 countries, serving some of the world’s best known brands in some 85 nations. Sonoco is committed to creating sustainable products, services and programs for our customers, employees and communities that support our corporate purpose of Better Packaging. Better Life. The Company ranked first in the Packaging sector on Fortune’s World’s Most Admired Companies for 2019 as well as Barron’s 100 Most Sustainable Companies. For more information, visit www.sonoco.com.

About Madison Dearborn Partners
Madison Dearborn Partners, LLC (MDP), based in Chicago, is a leading private equity investment firm in the United States. Since MDP’s formation in 1992, the firm has raised seven funds with aggregate capital of approximately $23 billion and has completed over 140 investments. MDP is currently investing out of its most recent fund, $4.4 billion MDCP Fund VII, in businesses across a broad spectrum of industries, including basic industries; business and government software and services; financial and transaction services; health care; and telecom, media and technology services. For more information, please visit www.mdcp.com.

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